Exhibit 99.1

REALTY INCOME TO REDEEM ALL OUTSTANDING SHARES OF 6.625% CLASS F PREFERRED STOCK

SAN DIEGO, CALIFORNIA, March 7, 2017….Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE: O), today announced that it intends to redeem all 16,350,000 shares outstanding of the company’s 6.625% Monthly Income Class F Cumulative Redeemable Preferred stock (NYSE: OprF – CUSIP no. 756109-807) (the “Class F Preferred Stock”) on April 6, 2017. The shares will be redeemed at $25 per share (par), plus accrued and unpaid dividends to April 6, 2017 in an amount equal to approximately $0.101215 per share, for a total payment of approximately $25.101215 per share. All accrued but unpaid dividends shall be payable upon presentation of the shares for redemption. The redemption agent will be Wells Fargo Shareowner Services, attention: Corporate Action Department, P. O. Box 64858, St. Paul, MN 55164-0858, at (800) 468-9716. Further details regarding the redemption will be included in the notice of redemption and the letter of transmittal that the company will send to the record holders of the Class F Preferred Stock.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:

Jonathan Pong, CFA, CPA

VP, Capital Markets

(858) 284-5177